Exhibit 99.1

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

SI Financial Group, Inc.

Willimantic, Connecticut

As Of:

May 21, 2004

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

SI Financial Group, Inc.

Willimantic, Connecticut

As Of:

May 21, 2004

TABLE OF CONTENTS (cont.)

		PAGE
III.	Comparable Group Selection (cont.)
	Performance Parameters (cont.)
	Return on Average Assets	45
	Return on Average Equity	46
	Net Interest Margin	46
	Operating Expenses to Assets	47
	Noninterest Income to Assets	47
	Asset Quality Parameters
	Introduction	48
	Nonperforming Assets to Assets	48
	Repossessed Assets to Assets	49
	Loan Loss Reserve to Assets	49
	The Comparable Group	50

IV.	Analysis of Financial Performance	51

V.	Market Value Adjustments
	Earnings Performance	54
	Market Area	58
	Financial Condition	60
	Asset, Loan and Deposit Growth	65
	Dividend Payments	62
	Subscription Interest	63
	Liquidity of Stock	64
	Management	64
	Marketing of the Issue	65

VI.	Valuation Methods	67
	Price to Book Value Method	68
	Price to Earnings Method	70
	Price to Assets Method	71
	Valuation Conclusion	72

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE

1	Consolidated Statements of Financial Condition - At March 31, 2004, and December 31, 2003	78

2	Consolidated Statements of Financial Condition - At December 31, 1999 through 2002	79

3	Consolidated Statements of Income - Three months ended March 31, 2003 and 2004, and Year Ended December 31, 2003	80

4	Consolidated Statements of Income - Years ended December 31, 1999 through 2002	81

5	Selected Financial Information	82

6	Income and Expense Trends	83

7	Normalized Earnings Trend	84

8	Performance Indicators	85

9	Volume/Rate Analysis	86

10	Yield and Cost Trends	87

11	Net Portfolio Value	88

12	Loan Portfolio Composition	89

13	Loan Maturity Schedule	90

14	Loan Originations and Purchases	91

15	Delinquent Loans	92

16	Nonperforming Assets	93

17	Classified Assets	94

18	Allowance for Loan Losses	95

19	Investment Portfolio Composition	96

20	Mix of Deposits	97

21	Certificates by Maturity	98

22	Deposit Activity	99

23	Borrowed Funds Activity	100

24	Offices of Savings Institute	101

25	Management of the Bank	102

26	Key Demographic Data and Trends	103

27	Key Housing Data	104

28	Major Sources of Employment	105

29	Unemployment Rates	106

30	Market Share of Deposits	107

31	National Interest Rates by Quarter	108

32	Thrift Stock Prices and Pricing Ratios	109

33	Key Financial Data and Ratios	117

34	Recently Converted Thrift Institutions	126

35	Acquisitions and Pending Acquisitions	127

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE

36	Thrift Stock Prices and Pricing Ratios - Mutual Holding Companies	128

37	Key Financial Data and Ratios - Mutual Holding Companies	130

38	Balance Sheets Parameters - Comparable Group Selection	132

39	Operating Performance and Asset Quality Parameters - Comparable Group Selection	135

40	Balance Sheet Ratios Final Comparable Group	139

41	Operating Performance and Asset Quality Ratios Final Comparable Group	140

42	Balance Sheet Totals - Final Comparable Group	141

43	Balance Sheet - Asset Composition Most Recent Quarter	142

44	Balance Sheet - Liability and Equity Most Recent Quarter	143

45	Income and Expense Comparison Trailing Four Quarters	144

46	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters	145

47	Yields, Costs and Earnings Ratios Trailing Four Quarters	146

48	Dividends, Reserves and Supplemental Data	147

49	Valuation Analysis and Conclusions	148

50	Market Pricings and Financial Ratios - Stock Prices Comparable Group	149

51	Pro Forma Minimum Valuation	150

52	Pro Forma Mid-Point Valuation	151

53	Pro Forma Maximum Valuation	152

54	Pro Forma Superrange Valuation	153

55	Summary of Valuation Premium or Discount	154

ALPHABETICAL EXHIBITS		PAGE

A	Background and Qualifications	155

B	RB 20 Certification	159

C	Affidavit of Independence	160

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of SI Financial Group, Inc. (the “Corporation”), a Delaware corporation, formed as a mid-tier holding company to own all of the common stock of Savings Institute Bank and Trust Company (“Savings Institute” or the “Bank”), Willimantic, Connecticut. The Corporation will be majority owned by SI Bancorp, MHC, a federally-chartered mutual holding company. Under the Plan of Conversion, the Corporation will be majority owned by SI Bancorp, MHC, which will own 58.0 percent of the Corporation. The Corporation will sell 40.0 percent on the appraised value of the Corporation as determined in this Report in a minority stock offering and will issue the remaining 2.0 percent to a newly formed foundation, the SI Financial Group Foundation, Inc. (“Foundation”).

The Application is being filed with the Office of Thrift Supervision (“OTS”) of the Department of the Treasury and the Securities and Exchange Commission (“SEC”). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C.

This conversion appraisal was prepared based on the guidelines provided by OTS entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization”, in accordance with the OTS application requirements of Regulation §563b and the OTS’s Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing

Introduction (cont.)

seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended December 31, 1999 through 2003, and for the three months ended March 31, 2003 and 2004, and discussed them with Savings Institute’s management and with Savings Institute’s independent auditors, McGladrey & Pullen, LLP, New Haven, Connecticut. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form SB-2 and the Bank’s preliminary Form MHC and discussed them with management and with the Bank’s conversion counsel.

We have visited Savings Institute’s main office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Connecticut and the United States. We have also examined the competitive market within which Savings Institute operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Savings Institute to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the minority stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.	DESCRIPTION OF SAVINGS INSTITUTE

GENERAL

Savings Institute was organized in 1842 as a state-chartered mutual savings bank with the name Willimantic Savings Institute and then changed its name to Savings Institute in 1991. In 2000, SI Bancorp, Inc. was formed as a mutual holding company to own all of the stock of Savings Institute, which was converted from a mutual to a stock savings bank. Savings Institute converted from a state-chartered savings bank to a federally-chartered savings bank in 2004 with the name Savings Institute Bank and Trust Company. The Bank also formed a mid-tier stock holding company in 2004 with the name SI Financial Group, Inc., which owns all of the stock of the Bank. The Bank’s mutual holding company SI Bancorp, MHC, will own 58.0 percent of SI Financial Group, Inc.

Savings Institute conducts its business from its main office in Willimantic, Connecticut and its fourteen branch offices in Hartford, New London, Tolland and Windham Counties. The Bank serves its customers from these fifteen offices. The Bank’s primary market area is focused on Windham County, where most of its offices are located.

Savings Institute’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Bank Insurance Fund (“BIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). Savings Institute is a member of the Federal Home Loan Bank (the “FHLB”) of Boston and will be regulated by the OTS and by the FDIC. As of March 31, 2004, Savings Institute had assets of $537,410,000, deposits of $425,599,000 and equity of $35,079,000.

Savings Institute is a community-oriented institution which has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area. Savings Institute has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, including construction loans, which represented 87.1 percent of its loan originations during the fiscal year ended December 31, 2003, and a lesser 75.9 percent of its loan originations during the three months

General (cont.)

ended March 31, 2004. Consumer loan originations represented a modest 8.0 percent and 12.4 percent of total originations for the same respective time periods. At March 31, 2004, 57.6 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding construction and home equity loans, compared to a lesser 65.5 percent at December 31, 1999, with the primary sources of funds being retail deposits from residents in its local communities and FHLB advances. The Bank is also an originator of multi-family and commercial real estate loans, construction loans, consumer loans, and commercial business loans. Consumer loans include home equity loans and lines of credit, automobile loans, loans on deposit accounts and other secured and unsecured personal loans.

The Bank had $119.9 million, or a moderate 22.3 percent of its assets in cash and investments excluding FHLB stock which totaled $3.4 million or 0.6 percent of assets. The Bank had $16.9 million of its investments in mortgage-backed and related securities representing 3.1 percent of assets. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities. The Bank also had $7.2 million in subordinated debt at March 31, 2004.

The total amount of stock to be sold by the Corporation in the minority stock offering will be $34,000,00 or 3,400,000 shares at $10 per share based on the midpoint of the appraised value of $85.0 million, representing 40.0 percent of the total value, excluding the 2.0 percent to the Foundation. The net conversion proceeds will be $32.9 million, reflecting conversion expenses of approximately $1,076,000. The actual cash proceeds to the Bank of $16.5 million will represent 50 percent of the net conversion proceeds. The ESOP will represent 8 percent of the gross shares issued, or 285,600 shares at $10 per share, representing $2,856,000. The Bank’s net proceeds will be used to fund new loans, to open new branches and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversity into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP, to purchase short- and intermediate-term government or

General (cont.)

federal agency securities or to invest in short-term deposits and can use the proceeds to pay dividends and buy back shares of common stock in the future.

Savings Institute has seen a moderate deposit increase over the past four fiscal years with deposits increasing 42.9 percent from December 31, 1999 to December 31, 2003, or an average of 10.7 percent per year. From December 31, 2003, to March 31, 2004, deposits increased by 2.0 percent or 8.0 percent, annualized, compared to a 9.7 percent growth rate in fiscal 2003. The Bank has focused on increasing its residential real estate loan and commercial loan activity during the past five years, monitoring its net interest margin and earnings and maintaining its equity to assets ratio. Equity to assets decreased slightly from 6.57 percent of assets at December 31, 1999, to 6.48 percent at December 31, 2003, and then increased slightly to 6.53 percent at March 31, 2004, due to a steady rise in earnings combined with moderate growth in assets.

Savings Institute’s primary lending strategy has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family loans, the origination of construction loans, the origination of commercial mortgage loans, and the origination of consumer loans, including home equity loans.

Savings Institute’s share of one- to four-family mortgage loans has decreased modestly, from 65.5 percent of gross loans at December 31,1999, to 57.8 percent as of March 31, 2004. Commercial real estate and multi-family loans increased from 16.7 percent of loans to 19.1 percent from December 31, 1999, to March 31, 2004, respectively, while construction loans increased from 3.6 percent to 4.9 percent during the same time period. All types of real estate loans as a group decreased slightly from 85.8 percent of gross loans at December 31, 1999, to 81.5 percent at March 31, 2004. The decrease in real estate loans was offset by the Bank’s increase in commercial business loans. The Bank’s share of commercial loans witnessed an increase in their share of loans from 9.6 percent at December 31, 1999, to 13.7 percent at March 31, 2004, and the dollar level of commercial business loans increased from $22.1 million to $54.5 million. Consumer loans also witnessed an increase in their share of loans from 4.6

General (cont.)

percent at December 31, 1999, to 4.7 percent at March 31, 2004. Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank’s rising level of higher risk loans. At December 31, 1999, Savings Institute had $2,284,000 in its loan loss allowance or 0.99 percent of gross loans and 169.6 percent of nonperforming assets, which increased to $2,835,000 but represented a lower 0.71 percent of gross loans and 167.3 percent of nonperforming assets at March 31, 2004.

Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings but a greater emphasis on noninterest income. With a dependence on net interest margin for earnings, current management will focus on continuing to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with maintaining the Bank’s interest risk position and continuing to strive to increase noninterest income.

PERFORMANCE OVERVIEW

Savings Institute’s financial position at year end December 31, 1999 through December 31, 2003, and at March 31, 2004, is shown in Exhibits 1 through 4. Exhibit 5 provides selected financial data at December 31, 1999, through 2003 and at March 31, 2004. Savings Institute has focused on growing its asset base and maintaining its equity ratio, increasing its loan portfolio and investment securities, and growing retail deposits. The impact of these trends, recognizing the change in interest rates, has been a rise in net interest rate spread from 3.65 percent at December 31, 1999, to 3.86 percent at December 31, 2003, and then a decrease to 3.61 percent for the three months ended March 31, 2004. Savings Institute has experienced a relatively strong increase in assets from December 31, 1999, through March 31, 2004, with a similar increase in deposits, a moderate increase in FHLB advances and a moderate increase in the dollar level of equity over the past five periods.

Savings Institute witnessed a total increase in assets of $176.5 million or 51.6 percent for the period of December 31, 1999, to December 31, 2003, representing an average annual increase in assets of 12.9 percent. For the year ended December 31, 2003, assets increased $33.2 million or 6.8 percent. For the three months ended March 31, 2004, the Bank’s assets increased $19.3 million or 3.7 percent. Over the past four fiscal periods, the Bank experienced its largest dollar rise in assets of $57.4 million in fiscal year 2002, which represented a strong 13.4 percent increase in assets funded by a rise in deposits of $35.3 million, a rise in FHLB advances of $8.7 million and the issuance of $7.2 million in subordinated debt. This increase in assets was succeeded by a $33.2 million or 6.8 percent increase in assets in fiscal year 2003 and then a $19.3 million increase or 3.7 percent from December 31, 2003, to March 31, 2004.

The Bank’s net loan portfolio, including mortgage loans and non-mortgage loans, increased from $227.9 million at December 31, 1999, to $394.7 million at March 31, 2004, and represented a total increase of $166.8 million, or 73.2 percent. The average annual increase during that period was 17.2 percent. For the year ended December 31, 2003, loans increased $19.0 million or 4.8 percent. For the three months ended March 31, 2004, net loans increased $8.3 million or 2.0 percent, representing 8.0 percent, annualized.

Performance Overview (cont.)

Savings Institute has pursued obtaining funds through deposits and FHLB advances in accordance with the demand for loans and secondary market activity. The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service and a larger network of offices have been the sources for attracting retail deposits. Deposits increased $125.3 million or 42.9 percent from 1999 to 2003, with an average annual rate of increase of 10.7 percent. For the three months ended March 31, 2004, deposits increased by $8.3 million or 2.0 percent, annualized to 8.0 percent. The Bank’s largest fiscal year deposit growth was in 2001, when deposits increased $41.2 million or a relatively strong 12.8 percent. The Bank’s FHLB advances increased from $25.7 million at December 31, 1999, to $57.2 million at December 31, 2003, and then increased to $65.0 million at March 31, 2004.

Savings Institute has been able to increase its equity level each fiscal year from 1999 through 2003 and in the three months ended March 31, 2004. At December 31, 1999, the Bank had equity of $22.4 million, representing a 6.57 percent equity to assets ratio and then increased to $34.1 million at December 31, 2003, representing a similar 6.58 percent equity to assets ratio due to the Bank’s growth in assets. At March 31, 2004, equity was a higher $35.1 million but a lower 6.53 percent of assets due to the Bank’s continued growth. The overall stability in the equity to assets ratio from 1999 to 2003 is the result of the Bank’s moderate earnings performance impacted by the Bank’s stronger growth in assets. The dollar level of equity increased 52.0 percent from December 31, 1999, to December 31, 2003, representing an average annual increase of 13.0 percent and increased 2.9 percent for the three months ended March 31, 2004, or 11.5 percent, annually.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Savings Institute, reflecting the Bank’s income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 1999 through 2003 and for the three months ended March 31, 2004.

Savings Institute witnessed an overall increase in its dollar level of interest income from December 31, 1999, to December 31, 2002, and then a decrease for the year ended December 31, 2003 and for the three months ended March 31, 2004, due to the decrease in interest rates in the market and at the Bank. Interest income was $23.0 million in 1999 and a higher $28.3 million in 2002. This trend was a rising trend that continued each year from 1999 through 2002. For the year ended December 31, 2003, interest income was $27.9 million, compared to a higher $28.3 million in 2002. For the three months ended March 31, 2004, interest income was $6.8 million compared to a higher $7.0 million for the three months ended March 31, 2003.

The Bank’s interest expense experienced a similar trend with an overall increase from fiscal year 1999 to 2001, and then decreased in 2002 and 2003. Interest expense increased $2.9 million or 28.1 percent from 1999 to 2001, compared to a larger dollar increase in interest income of $4.6 million but a smaller 20.0 percent increase for the same time period. Interest expense then decreased $2.1 million or 16.3 percent from 2001 to 2002, compared to an increase in interest income of $722,000 or 2.6 percent. Such increase in interest income in 2002, notwithstanding the decrease in interest expense, resulted in a larger dollar increase in annual net interest income of $2.9 million or 19.8 percent for the fiscal year ended December 31, 2002, and a moderate increase in net interest margin. Interest expense decreased $1.7 million or 15.1 percent in 2003, compared to a smaller $400,000 decrease in interest income and a minimal increase in net interest spread. Net interest income increased from $12.7 million in 1999, to $18.6 million in 2003. For the three months ended March 31, 2004, Savings Institute’s actual net interest income was $4,533,000 or $18.1 million, annualized, which was modestly lower than the $4,541,000 for the three months ended March 31, 2004, or $18.2 million, annualized.

Income and Expense (cont.)

The Bank has made provisions for loan losses in each of the past five fiscal years of 1999 through 2003 and also in the three months ended March 31, 2004. The amounts of those provisions were determined in recognition of the Bank’s levels of nonperforming assets, charge-offs, repossessed assets, the Bank’s rise in lending activity, and industry norms. The loan loss provisions were $300,000 in 1999, $290,000 in 2000, $440,000 in 2001, $537,000 in 2002, $1,602,000 in 2003 and $150,000 in the three months ended March 31, 2004. The higher provision in 2003 was related to the charge-off of one large loan. The impact of these loan loss provisions has been to provide Savings Institute with a general valuation allowance of $2,835,000 at March 31, 2004, or 0.71 percent of gross loans and 167.2 percent of nonperforming assets.

Total other income or noninterest income indicated a rising trend from fiscal year 1999 through 2003. The highest level of noninterest income was in fiscal year 2003 at $4.7 million or 0.91 percent of assets, including $393,000 in gains on the sale of loans. The lowest level of noninterest income was $2.8 million was in 1999, representing 0.82 percent of assets. The average noninterest income level for the past five fiscal years was $3.5 million or 0.81 percent of average assets. In the three months ended March 31, 2004, noninterest income was $1,235,000 or 0.92 percent of assets on an annualized basis. Noninterest income consists primarily of service charges and fees, wealth management fees, other income and gains on the sale of loans and investments.

The Bank’s general and administrative expenses or noninterest expenses increased from $12.9 million for the fiscal year of 1999 to $16.6 million for the fiscal year ended December 31, 2003. The largest dollar increase in noninterest expenses was $1.4 million from 2000 to 2001. This larger increase in noninterest expenses was due primarily to the Bank’s office expansion and the addition of new staffing combined with the normal rise in overhead expenses. On a percent of average assets basis, operating expenses decreased from 3.89 percent of average assets for the fiscal year ended December 31, 1999, to 3.30 percent for the fiscal year ended December 31,

Income and Expense (cont.)

2003. For the three months ended March 31, 2004, Savings Institute’s ratio of operating expenses to average assets was a higher 3.52 percent.

The net earnings position of Savings Institute has indicated increasing earnings from 1999 to 2003, and then a decrease in performance in the three months ended March 31, 2004. The annual net income figures for the fiscal years of 1999 to 2003 were $1,464,000, $1,937,000, $1,916,000, $3,082,000 and $3,385,000, respectively, representing returns on average assets of 0.44 percent, 0.55 percent, 0.48 percent, 0.68 percent and 0.67 percent for fiscal years 1999 through 2003, respectively. For the three months ended March 31, 2004, net earnings were $804,000, representing an annualized return on average assets of 0.62 percent.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended March 31, 2004 and the fiscal year 2003. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There was one adjustment to income to reduce the Bank’s level of provision for loan losses due to the provision related to a loan charge-off.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on assets increased from 0.44 percent in 1999 to 0.55 percent in fiscal year 2000 and then to a lesser of 0.48 percent in fiscal year 2001. It then increased to 0.68 percent in 2002 and was a similar 0.67 percent in 2003. It was still lower for the three months ended March 31, 2004, at 0.62 percent, annualized, due primarily to the Bank’s decrease in its net interest margin.

The Bank’s average net interest rate spread decreased from 3.65 percent in 1999 to 3.49 percent in 2000 and 2001 and then increased to 3.83 percent in fiscal year 2002 and to 3.86 percent in fiscal 2003. For the three months ended March 31, 2004, net interest spread decreased to 3.61 percent, annualized. The Bank’s net interest margin indicated a similar overall trend, decreasing from 3.97 percent in 1999 to 3.87 percent in 2000 and then to 3.86 percent in 2001

Income and Expense (cont.)

rising to 4.07 percent in fiscal year 2002, and then decreasing to 4.01 percent in fiscal year 2003 and then decreasing further to 3.76 percent for the three months ended March 31, 2004, annualized. Savings Institute’s average net interest rate spread increased 21 basis points from 1999 to 2003 to 3.86 percent from 3.65 percent in 1999. The Bank’s net interest margin followed a more stable trend, increasing 4 basis points to 4.01 percent in 2003 from 3.97 percent in 1999. For the three months ended March 31, 2004, Savings Institute’s annualized net interest spread decreased 25 basis points to 3.61 percent, and its net interest margin decreased 25 basis points to 3.76 percent.

The Bank’s return on average equity increased from 1999 to 2003. The return on average equity increased from 6.49 percent in 1999 to 10.34 percent in fiscal year 2003. For the three months ended March 31, 2004, return on average equity was a lesser 9.32 percent, annualized, due to the Bank’s lower earnings, resulting in a lower return on equity.

Savings Institute’s ratio of interest-earning assets to interest-bearing liabilities decreased modestly from 110.00 percent at December 31, 1999, to 107.77 percent at December 31, 2003, and then increased to 108.19 percent at March 31, 2004. The Bank’s stable ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s growth in deposits keeping pace with its growth in loans.

The Bank’s ratio of noninterest expenses to average assets decreased from 3.89 percent in fiscal year 1999 to a lower 3.30 percent in fiscal year 2003, due to the Bank’s stronger growth in assets combined with moderate increases in noninterest expenses. For the three months ended March 31, 2004, noninterest expenses to assets increased to 3.40 percent due to higher costs for professional services. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 57.3 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency historically reflected in its higher efficiency ratio, which decreased from 83.9 percent in 1999 to 71.62

Income and Expense (cont.)

percent in 2003. The ratio then increased to 79.39 percent for the three months ended March 31, 2004, due to rise in noninterest expenses discussed previously.

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Savings Institute witnessed a decrease in its nonperforming asset ratio from 1999 to 2003, and the ratio was below the industry norm. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. Savings Institute’s nonperforming assets consisted of all these items in 1999 through 2002 with no real estate owned in 2003 or at March 31, 2004. The ratio of nonperforming assets to total assets was 0.39 percent at December 31, 1999, then rose to 0.54 percent at December 31, 2001, and then decreased to 0.31 percent at December 31, 2003. At March 31, 2004, Savings Institute’ s ratio of nonperforming assets to total assets increased slightly to 0.32 percent of assets.

Another indicator of asset quality is the Bank’s ratio of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 0.99 percent of loans at December 31, 1999, and decreased to 0.69 percent at December 31, 2003, and then increased to 0.71 percent of loans at March 31, 2004, with the increase due to the Bank’s increase in provision for loan losses. As a percentage of nonperforming loans, Savings Institute’s allowance for loan losses was 199.13 percent in 1999 and 207.48 percent in 2003. At March 31, 2004, the ratio was a similar 207.39 percent.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal years of 2002 and 2003 and for the three months ended March 31, 2004. In fiscal year 2002, net interest income increased $2,863,000, due to an increase in interest income of $723,000 accented by a $2,140,000 decrease in interest expense. The increase in interest income was due to an increase due to volume of $3,469,000, reduced by a decrease due to rate of $2,746,000.

Income and Expense (cont.)

For the fiscal year ended December 31, 2003, net interest income increased $1,268,000 due to a $1,668,000 decrease in interest expense reduced by a $400,000 decrease in interest income. The decrease in interest income was due to a $3,304,000 decrease due to rate reduced by a $2,904,000 increase due to volume. The decline in interest expense was the result of a decrease due to rate of $2,665,000 reduced by an increase due to volume of $997,000.

For the three months ended March 31, 2004, compared to the three months ended March 31, 2003, net interest income decreased $8,000 due to a $212,000 decrease in interest income reduced by a $204,000 decrease in interest expense. The decrease in interest income was due to an $877,000 decrease due to rate reduced by a $665,000 increase due to volume. The decline in interest expense was the result of a decrease due to rate of $435,000 reduced by an increase due to volume of $231,000.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended December 31, 2001, 2002 and 2003, for the three months ended March 31, 2003 and 2004, and at March 31, 2004, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Savings Institute’s weighted average yield on its loan portfolio decreased 127 basis points from fiscal year 2001 to 2003, from 7.88 percent to 6.61 percent, and then decreased 56 basis points to 6.05 percent for the three months ended March 31, 2004, compared to a higher 6.96 percent for the three months ended March 31, 2003. The yield on securities decreased 185 basis points from 6.11 percent in 2001 to 4.26 percent in fiscal year 2003 and then decreased 19 basis points to 4.07 percent for the three months ended March 31, 2004, compared to a higher 4.36 percent for the three months ended March 31, 2003. The yield on other interest-earning assets decreased 227 basis points from fiscal year 2001 to 2003, from 3.80 percent to 1.53 percent and then decreased another 21 basis points to 1.32 percent for the three months ended March 31, 2004, compared to a higher 1.65 percent for the three months ended March 31, 2003. The combined weighted average yield on all interest-earning assets decreased 135 basis points to 6.03 percent from fiscal year 2001 to 2003, reflecting the Bank’s higher yield on loans. The yield on interest-earning assets for the three months ended March 31, 2004, was a lower 5.63 percent, compared to a higher 6.26 percent for the three months ended March 31, 2003.

Savings Institute’ s weighted average cost of interest-bearing liabilities decreased 172 basis points to 2.17 percent from fiscal year 2001 to 2003, which was greater than the Bank’s 135 basis point increase in yield, resulting in an increase in the Bank’s interest rate spread of 37 basis points from 3.49 percent to 3.86 percent from 2001 to 2003. For the three months ended March 31, 2004, the Bank’s cost of funds decreased 15 basis points to 2.02 percent, compared to a 40 basis point decrease in yield on interest-earning assets, resulting in a lower net interest rate spread by 25 basis points to 3.61 percent compared to 3.87 percent for the three months ended March 31, 2003. The Bank’s net interest margin decreased from 3.86 percent in fiscal year 2001 to 4.07 percent in fiscal year 2002, and then to 4.01 percent in fiscal year 2003. The Bank’s net

Yields and Costs (cont.)

interest margin for the three months ended March 31, 2004, decreased to 3.76 percent compared to a higher 4.06 percent for the three months ended March 31, 2003. The Bank’s yield on earning assets decreased 8 basis points to 5.55 percent at March 31, 2004, compared to 5.63 percent for the three months ended March 31, 2004. The Bank’s cost of funds remained at 2.07 percent at March 31, 2004, compared to an identical 2.02 percent for the three months ended March 31, 2003. The resultant net interest rate spread decreased 8 basis points to 3.53 percent at March 31, 2004, compared to 3.61 percent for the three months ended March 31, 2004.

INTEREST RATE SENSITIVITY

Savings Institute has closely monitored its interest rate sensitivity position and focused on maintaining a reasonable level of rate sensitive assets relative to rate sensitive liabilities. Savings Institute has recognized the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and net portfolio value (“NPV”) as a result of significant fluctuations in interest rates, specifically rising rates. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in NPV or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps during the late 1990’s and early 2000’s to reduce their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Savings Institute has responded to the interest rate sensitivity issue by originating and retaining adjustable-rate residential real estate loans, adjustable-rate commercial loans, short term construction and consumer loans and adjustable-rate commercial business loans.

The Bank measures its interest rate risk through the use of the calculation of its net interest income and the changes in net interest income under rising and falling interest rate assumptions. Such changes in the Bank’s net interest income under changing rates is reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate loans and deposit withdrawals.

Exhibit 11 provides the Bank’s interest rate risk exposure as of December 31, 2003, and at March 31, 2004. Such calculations are provided by an outside service, EPG, Inc. Boston, Massachusetts. The focus of this exposure table is a 200 basis points change in interest rates

Interest Rate Sensitivity (cont.)

either up or down to reflect the Bank’s sensitivity measure, which is the percentage change in net interest income over a twelve-month period.

The Bank’s change in net interest income at March 31, 2004, based on a rise in interest rates of 200 basis points over a twelve-month period was a 3.79 percent decrease. In contrast, based on a decline in interest rates of 200 basis points, the Bank’s change in net interest income was not measurable due to currently low interest rates. The Bank’s change in its net interest income decreases to a 0.42 percent increase under a 100 basis point rise in rates, and the change in net interest income is estimated to show a decrease of 0.83 percent, based on a 100 basis point decrease in rates.

The Bank’s change in net interest income at December 31, 2003, based on a 100 basis point rise in rates indicated an increase of 0.84 percent. The Bank’s sensitivity measure was a negative 194 basis points based on a 100 basis point decrease in rates.

Due to Savings Institute’s recognition of the need to control its interest rate exposure, the Bank will continue to be active in the origination and retention of adjustable-rate residential and commercial mortgage loans, commercial business loans and consumer loans.

LENDING ACTIVITIES

Savings Institute has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, including multi-family loans, construction loans, commercial business loans and consumer loans. Exhibit 12 provides a summary of Savings Institute’s loan portfolio, by loan type, at December 31, 1999 through 2003, and at March 31, 2004.

Residential loans secured by one- to four-family dwellings was the primary loan type representing 57.6 percent of the Bank’s gross loans as of March 31, 2004. This share has seen a modest decrease from 65.5 percent at December 31, 1999. The second largest real estate loan type as of March 31, 2004, was commercial real estate loans, including multi-family loans, which comprised a moderate 19.1 percent of gross loans compared to 16.6 percent as of December 31, 1999. The third key real estate loan type was commercial business loans, which represented 13.7 percent of gross loans as of March 31, 2004, compared to a lower 9.6 percent at December 31, 1999. These three real estate loan categories represented a strong 90.4 percent of gross loans at March 31, 2004, compared to a larger 91.7 percent of gross loans at December 31, 1999.

Construction loans represent a moderate size loan category for Savings Institute. Construction loans totaled $19.5 million and represented 4.9 percent of gross loans at March 31, 2004, compared to a lesser 3.6 percent at December 31, 1999.

The consumer loan category was the remaining loan type at March 31, 2004, and represented a modest 4.7 percent of gross loans compared to 4.6 percent at December 31, 1999. Consumer loans were the fifth largest overall loan type at March 31, 2004, and the fourth largest at December 31, 1999, surpassing construction loans. The Bank’s consumer loans include home equity loans, home equity lines of credit, automobile loans, savings account loans and secured and unsecured personal loans. The overall mix of loans has witnessed modest changes from fiscal year-end 1999 to March 31, 2004, with the Bank having decreased its share of residential mortgage loans to offset its increases in construction loans, commercial real estate loans, commercial business loans and consumer loans, primarily comprised of home equity loans.

Lending Activities (cont.)

The emphasis of Savings Institute’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in Savings Institute’s primary market area, which includes Hartford, New London, Tolland and Windham Counties. At March 31, 2004, 66.6 percent of Savings Institute’s gross loans consisted of loans secured by one- to four-family residential properties.

The Bank offers several types of adjustable-rate mortgage loans, (“ARMs”) with adjustment periods of one year, three years, five years, seven years and ten years. The interest rates on ARMs are generally indexed to the one-year Treasury constant maturity index. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, generally 2.75 percent. The Bank retains all ARMs which it originates. The majority of ARMs have terms of 15 to 20 years with a maximum term of 30 years.

The Bank periodically offers adjustable-rate mortgage loans with discounted or teaser rates at rates below those which would prevail under normal computations based upon a determination of market factors and competitive rates in the market. On such discounted loans, the borrower is qualified at both the initial rate and the fully-indexed rate.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with a share of Savings Institute’s new fixed-rate mortgage loans being sold in the secondary market. The Bank has historically retained most of its fixed-rate mortgage loans. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank’s fixed-rate mortgage loans conform to FHLMC underwriting standards.

Lending Activities (cont.)

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Savings Institute, even though the Bank is permitted to make loans up to a 95 percent loan-to-value ratio. The Bank does make loans up to 95 percent of loan-to-value but does require private mortgage insurance or additional collateral for the amount in excess of the 80.0 percent loan-to-value ratio. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership.

Savings Institute has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $75.7 million in commercial real estate and multi-family loans at March 31, 2004, or 19.1 percent of gross loans, compared to $38.4 million or 16.6 percent of gross loans at December 31, 1999. The major portion of commercial real estate and multi-family loans are secured by condominiums, apartment buildings, small retail establishments, warehouses, small office buildings and other commercial properties located in the market area. Most of the multi-family and commercial real estate loans are fully amortizing with a term of up to 30 years for adjustable-rate loans with a five-year adjustment period and a term of 15 years for fixed-rate loans. The maximum loan-to-value ratio is normally 80 percent for fixed-rate loans and 75.0 percent of the appraised value for adjustable-rate loans.

The Bank also originates construction loans to individuals and to a lesser extent to builders for the construction of single-family homes. The Bank had $19.5 million or 4.9 percent of gross loans in construction loans secured by one- to four-family residences. Construction loans normally have a term of twelve months with a fixed interest rate for the term of the loan and a loan-to-value ratio of no more than 85.0 percent. The construction loan normally converts to a permanent loan at the end of the construction period. The Bank will originate commercial construction loans for a loan-to-value ratio of up to 75.0 percent. The Bank also originates land loans to individuals, area homebuilders and developers. Land loans normally have rates tied to

Lending Activities (cont.)

the one-year constant maturity Treasury index with terms of up to fifteen years. The maximum loan-to-value ratio is 75.0 percent for a ten-year loan and 60.0 percent for a fifteen-year loan.

Savings Institute is an originator of commercial business loans with these loans totaling $54.5 million at March 31, 2004, and representing 13.7 percent of gross loans. Commercial business loans are normally secured by business assets such as inventory or business equipment. These loans have a maximum loan-to-value ratio of 75.0 percent of the personal property.

Savings Institute has also been involved in consumer lending. Consumer loans originated consist primarily of home equity loans and lines of credit, which represented a total of $15.8 million or 84.1 percent of consumer loans at March 31, 2004, up from $6.5 million or 61.5 percent of consumer loans at December 31, 1999. Total consumer loans were $18.8 million or 4.7 percent of gross loans at March 31, 2004, and a lesser $10.6 million or 4.6 percent of gross loans at December 31, 1999. Savings Institute offers home equity loans and lines of credit with a maximum loan-to-value ratio of 100.0 percent, provided that loans in excess of 80.0 percent will be charged a higher rate of interest and require a guarantee. These loans have a term of five years with rates generally tied to the current prime rate.

Exhibit 13 provides a loan maturity schedule and breakdown and summary of Savings Institute’s fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans. At March 31, 2004, 34.8 percent of the Bank’s loans due after March 31, 2005, were adjustable-rate and 65.2 percent were fixed-rate. The Bank has a lower 4.2 percent of its loans at March 31, 2004, due in one year or less with another 7.8 percent due in one to five years.

As indicated in Exhibit 14, Savings Institute experienced a significant increase in its one-to four-family loan originations and total loan originations from fiscal year 1999 to 2003. Total loan originations in fiscal year 1999 were $68.7 million compared to $207.7 million in fiscal year 2003, reflective of a higher level of real estate loans accented by higher levels of commercial business loans and consumer loans. The increase in real estate loan originations from 1999 to

Lending Activities (cont.)

2003 of $124.8 million constituted 89.8 percent of the $138.9 million aggregate increase in total loan originations from 1999 to 2003, with $138.9 commercial business loans increasing $6.5 million, representing 4.7 percent of the total increase in loan originations. Consumer loans increased $7.6 million from 1999 to 2003. Loan originations for the three months ended March 31, 2004, were $27.8 million, representing a lesser $111.4 million on an annualized basis, indicating a significant decrease in loan origination activity. Loan originations on residential real estate loans represented 81.7 percent of total loan originations in fiscal year 1999, and 87.1 percent in fiscal year 2003. Residential real estate loan originations decreased to 75.9 percent of total loan originations for the three months ended March 31, 2004, with the purchase of loans increasing. Consumer loans represented 13.2 percent of total loan originations in 1999 and a lesser 8.0 percent in 2003. For the three months ended March 31, 2004, these loans represented a larger 12.4 percent of total originations. Commercial business loans represented a modest 5.2 percent of total loan originations in 1999 and a lesser 4.8 percent in 2003. For the three months ended March 31, 2004, commercial business loans represented a larger 11.7 percent of total loan originations.

In addition to loan originations, the Bank had loan purchases in each of the periods. In fiscal 1999, loan purchases totaled $8.0 million and increased to $26.4 million in fiscal 2003. For the three months ended March 31, 2004, loan purchases totaled $3.6 million compared to $2.4 million for the three months ended March 31, 2003.

Overall, loan originations and purchases exceeded principal payments, loans sales, loan repayments and other deductions in each of the periods. In fiscal 1999, loan originations and purchases exceeded reductions by $16.6 million, increasing to $51.4 million in 2003. For the three months ended March 31, 2004, loan originations and purchases were greater than total reductions by $7.9 million with total loan sales representing $4.5 million.

NONPERFORMING ASSETS

Savings Institute understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. Savings Institute has not been faced with such problems in the past and has made a concerted effort to control its nonperforming assets, recognizing the depressed nature of its local economy, and has been successful.

Exhibit 15 provides a summary of Savings Institute’s delinquent loans at December 31, 2001 through 2003, and at March 31, 2004, indicating an overall increase in delinquent loans from December 31, 2001, to December 31, 2003, and then a decrease by March 31, 2004. The Bank had no loans delinquent 60 to 89 days at March 31, 2004. Loans delinquent 30 to 59 days totaled $387,000 at March 31, 2004, or 0.10 percent of gross loans with most of them real estate loans. At December 31, 2003, delinquent loans of 30 to 89 days totaled $861,000 or 0.22 percent of gross loans compared to a lesser $542,000 or 0.18 percent of gross loans at December 31, 2001.

Savings Institute’s board reviews most loans delinquent 30 days or more on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 15 days, the Bank sends the borrower a late payment notice. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 30 days and 60 days of delinquency. When the loan becomes delinquent at least 90 days, the Bank will normally commence foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more unless the loan is adequately collateralized and in the process of collection. Most loans delinquent 90 days or more

Nonperforming Assets (cont.)

are placed on a nonaccrual status, and at that point in time the Bank pursues foreclosure procedures.

Exhibit 16 provides a summary of Savings Institute’s nonperforming assets at March 31, 2004, and at December 31, 1999 through 2003. Nonperforming assets normally consist of loans 90 days or more past due, nonaccruing loans and repossessed assets. The Bank had no loans 90 days or more past due at March 31, 2004. The Bank has normally carried a moderate level of nonperforming assets. Savings Institute’s level of nonperforming assets ranged from a high dollar amount of $2,291,000 or 0.54 percent of total assets at December 31, 2001, to a low dollar amount of $1,347,000 or 0.39 percent of assets at December 31, 1999. The Bank’s nonperforming assets totaled $1,623,000 at December 31, 2003, representing 0.31 percent of assets and a similar $1,695,000 at March 31, 2004, representing 0.32 percent of assets.

Savings Institute’s level of nonperforming assets was less than its level of classified assets. The Bank’s level of classified assets was $2,625,000 or 0.49 percent of assets at March 31, 2004 (reference Exhibit 17). The Bank’s classified assets consisted of $2,473,000 in substandard assets, $142,000 in assets classified as doubtful and $10,000 classified as loss.

Exhibit 18 shows Savings Institute’s allowance for loan losses at March 31, 2003 and 2004, and for fiscal years ended 1999 through 2003, indicating the activity and the resultant balances. Savings Institute has witnessed a modest increase in its balance of allowance for loan losses from $2,284,000 at December 31, 1999 to $2,688,000 at December 31, 2003. The balance in allowance for loan losses then increased further to $2,835,000 at March 31, 2004, with provisions of $300,000 in 1999, $290,000 in 2000, $440,000 in 2001, $537,000 in 2002, $1,602,000 in fiscal 2003, and $150,000 in the first three months ended March 31, 2004. The Bank had net charge-offs of $488,000 in fiscal 1999, $184,000 in fiscal 2001, $331,000 in 2002, $1,981,000 in 2003 and $3,000 for the three months ended March 31, 2004. The Bank’s ratio of allowance for loan losses to gross loans was 0.99 percent at December 31, 1999, and a lower 0.69 percent at December 31, 2003, due to higher net charge-offs. The allowance for loan losses

Nonperforming Assets (cont.)

to gross loans increased to 0.71 percent of loans at March 31, 2004, due to minimal net charge-offs. Allowance for loan losses to nonperforming assets was 169.6 percent at December 31, 1999, and a similar 165.5 percent at December 31, 2003. The ratio of allowance for loan losses to nonperforming assets was a slightly higher 167.2 percent at March 31, 2004.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, mortgage-backed securities, corporate debt securities, equity securities, municipal securities and other debt securities. Exhibit 19 provides a summary of Savings Institute’s investment portfolio at December 31, 2001, 2002 and 2003 and at March 31, 2004, excluding FHLB stock. The exhibit also provides a summary of the Bank’s mortgage-backed securities, which are held-to-maturity. Investment securities totaled $83.1 million at March 31, 2004, compared to $79.4 million at December 31, 2003, and $91.9 million at December 31, 2001. Included in these totals are $1.7 million in mortgage-backed securities that are held-to-maturity at March 31, 2004, a similar $1.7 million at December 31, 2003, and a greater $13.2 million at December 31, 2001. The primary component of investment securities at March 31, 2004, was U.S. government and federal agency obligations, representing 56.9 percent of total investments, excluding FHLB stock compared to a lesser 20.1 percent at December 31, 2001. The primary component of investment securities in 2001 was mortgage-backed securities that are available-for-sale which represented 39.5 percent of total investments. The Bank also had interest-bearing deposits totaling $17.8 million at March 31, 2004, and a lesser $10.9 million at December 31, 2001. The Bank had $3,350,000 in FHLB stock at March 31, 2004, and a lesser $2,134,000 at December 31, 2001. The weighted average yield on investment securities was 3.94 percent at March 31, 2004.

DEPOSIT ACTIVITIES

The mix of deposits by amount from December 31, 2001, to March 31, 2004, is provided in Exhibit 20. There has been a moderate change in both total deposits and in the deposit mix during this period. Total deposits have increased from $363.0 million at December 31, 2001, to $425.6 million at March 31, 2004, representing an increase of $62.6 million or 17.2 percent. Certificates of deposit have increased from $173.1 million at December 31, 2001, to $191.4 million at March 31, 2004, representing an increase of $18.3 million or 10.6 percent, while savings, NOW, MMDA and noninterest-bearing accounts have increased $44.3 million from $189.9 million at December 31, 2001, to $234.2 million at March 31, 2004 or 23.3 percent.

Certificates of deposit witnessed a decrease in their share of deposits, declining from a modest 47.7 percent of deposits at December 31, 2001, to a lower 45.0 percent of deposits at March 31, 2004. The major component of certificates at March 31, 2004, had rates between 1.01 percent and 2.00 percent and represented 37.2 percent of certificates. At December 31, 2001, the major component of certificates was the 4.01 percent to 5.00 percent category with a lesser 32.5 percent of certificates. The category witnessing the strongest growth from December 31, 2001, to March 31, 2004, was certificates with rates between 1.01 percent and 2.0 percent, which increased $71.2 million during this time period. The category witnessing the largest decrease from December 31, 2001, to March 31, 2004, was certificates with rates between 4.01 percent and 5.00 percent, which declined $33.3 million.

Exhibit 21 provides a breakdown of certificates by maturity as of March 31, 2004. A strong 54.3 percent of the Bank’s certificates of deposit mature in one year or less. The largest category of certificates based on interest rate was certificates with rates from 1.01 percent to 2.0 percent, totaling $71.2 million, representing 37.2 percent of certificates.

Exhibit 22 shows the Bank’s deposit activity for the three years ended December 31, 2001, 2002 and 2003, and for the three months ended March 31, 2003 and 2004. Excluding interest credited, Savings Institute experienced net increases in deposits in each fiscal year and for the three months ended March 31, 2003 and 2004. In fiscal year 2001, there was a net increase in

Deposit Activity (cont.)

deposits of $29.8 million, decreasing to $12.4 million in 2003 and to $6.8 million for the three months ended March 31, 2004. Including interest credited, there was a larger net increase in deposits. In fiscal year 2001, there was a net decrease in deposits of $41.2 million resulting in a 12.8 percent increase in deposits, including interest credited; and in 2003, there was a net increase in deposits of $19.0 million or 4.8 percent. For the three months ended March 31, 2004, a net increase in deposits of $8.3 million produced a net rise of 2.1 percent, or 8.4 percent, annualized.

BORROWINGS

Savings Institute has made regular use of FHLB advances from December 31, 1999, to March 31, 2004. The Bank had $65.0 million in FHLB advances at March 31, 2004, with an average rate of 4.14 percent compared to a lesser $35.2 million at December 31, 2001, with an average rate of 5.49 percent. The Bank also had $7.2 million in subordinated FHLB advances represented 12.1 percent of assets at March 31, 2004, compared to a lesser 8.2 percent at December 31, 2001 (reference Exhibit 23).

SUBSIDIARIES

Savings Institute had three wholly-owned subsidiaries at March 31, 2004, 803 Financial Corp., SI Realty Company, Inc., and SI Mortgage Company. 803 Financial Corp. was established in 1995 to maintain an ownership interest in a third party registered broker-dealer, Infinex Investments, Inc. Infinex operates an office at Savings Institute and offers a complete range of nondeposit investment products, including mutual funds, debt, equity and government securities, retirement accounts, insurance products and fixed and variable annuities. Savings Institute receives a share of the commissions from Infinex which represented $48,000 for the three months ended March 31, 2004. SI Realty was established in 1999 to hold real estate owned

Subsidiaries (cont.)

by Savings Institute, including foreclosure properties. At March 31, 2004, SI Realty had $560,000 in assets. SI Mortgage Company was also formed in 1999 to manage and hold loans secured by real property. SI Mortgage qualifies as a “passive investment company,” which exempts it from Connecticut income tax.

OFFICE PROPERTIES

Savings Institute had fifteen offices at March 31, 2004, located in Hartford, New Holland, Tolland and Windham Counties (reference Exhibit 24). Savings Institute owns two offices and leases thirteen offices. The Bank’s net investment in its office premises totaled $3.9 million or 0.70 percent of assets at March 31, 2004, and the Bank’s investment in fixed assets was $6.5 million or 1.2 percent of assets at March 31, 2004.

MANAGEMENT

The President and Chief Executive Officer of Savings Institute is Rheo A. Brouillard, who is also a director. Mr. Brouillard joined the Bank in 1995, serving the Bank as President. He was also appointed a director in 1995. Prior to joining Savings Institute, Mr. Brouillard was President of Danielson Federal Savings and Loan Association, Danielson, Connecticut, from 1989 to 1994 and served as Executive Vice President of New London Trust, the successor to Danielson Federal as the result of a merger, from 1994 to 1995. Brian J. Hull is Executive Vice President and Chief Financial Officer. He joined the Bank in 1997. Mr. Hull is also Executive Vice President, Chief Financial Officer and Treasurer of SI Financial Group and SI Bancorp, MHC. Prior to joining Savings Institute, Mr. Hull was Senior Vice President and Treasurer of First Bank of West Hartford from 1989 to 1997. Sonia M. Dudas is Senior Vice President and Senior Trust Officer. She joined the Bank in 1992 and is responsible for management of the Bank’s financial services group, including trust services, investment services and insurance services. Michael J. Moran is Senior Vice President and Senior Credit Officer. Mr. Moran joined the Bank in 1995.

II.	DESCRIPTION OF PRIMARY MARKET AREA

Savings Institute’s retail market area encompasses all of Hartford, New London, Tolland and Windham Counties, Connecticut (“market area”) where the Bank’s offices are located with most of the Bank’s offices located in Windham County. The Bank has fifteen offices, one in Hartford County, five in New London County, two in Tolland County and seven in Windham County, including two offices in Willimantic with one being the main office of the Bank.

Exhibit 26 provides a summary of key demographic data and trends for the market area, Hartford, New London, Tolland and Windham Counties, Connecticut and the United States. Overall, from 1990 to 2000, population increased in all areas. The population increased by 1.8 percent in the market area, by 0.6 percent in Hartford County, 1.6 percent in New London County, 6.0 percent in Tolland County, 6.4 percent in Windham County, 3.6 percent in Connecticut and 13.2 percent in the United States. Future population projections indicate that population will continue to increase in all areas from 2000 through the year 2008. The market area’s population is projected to increase by 3.1 percent with the populations of Hartford, New London, Tolland and Windham Counties, Connecticut and the United States projected to increase by 2.5 percent, 1.9 percent, 8.1 percent, 3.9 percent, 3.6 percent and 9.9 percent, respectively.

Consistent with its slightly rising trend in population, the market area witnessed an increase in households (families) of 5.1 percent from 1990 to 2000. During that same time period, the number of households increased in Hartford County by 3.2 percent, in New London County by 6.7 percent, in Tolland County by 11.8 percent, in Windham County by 9.8 percent, in Connecticut by 5.8 percent and in the United States by 14.7 percent. From 2000 through the year 2008, the market area’s households are projected to continue to increase by 5.4 percent, while the number of households are expected to increase by 4.6 percent in Hartford County, 4.8 percent in New London County, 11.5 percent Tolland County, 6.5 percent in Windham County, 5.7 percent in Connecticut and by 11.0 percent in the United States.

Description of Primary Market Area (cont.)

In 1990, the per capita income in the market area and each market area county was lower than the per capita income in Connecticut but higher than the United States. The market area had a 1990 per capita income of $15,985, while Connecticut and the United States had 1990 per capita income levels of $20,189 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas, with New London County having the greatest percent increase of 47.8 percent to $24,678. The market area’s per capita income increased from 1990 to 2000 by 43.1 percent to $22,887. Per capita income increased by 37.2 percent in Hartford County to $26,047, by 42.7 percent in Tolland County to $25,474, by 40.8 percent in Windham County to $20,443, by 42.5 percent in Connecticut to $28,766 and by 49.7 percent to $21,587 in the United States.

The 1990 median household income of $36,1967 in the market area was lower than the median household income in Connecticut at $41,721 but higher than the United States at $30,056. Hartford County had a 1990 median household income of $40,609, which was higher than Windham County’s median household income of $33,851 and New London County’s $37,488, but lower than Tolland County’s median household income of $45,019. Connecticut’s median household income was $41,721 and the United States’ median household income was $30,056. From 1990 to 2000, median household income increased in all areas, with New London County indicating the highest rate of increase and Hartford County the lowest. Median household income increased by 32.9 percent to $49,146 in the market area, by 25.0 percent to $50,756 in Hartford County, by 35.1 percent to $50,646 in New London County, by 31.2 percent to $59,044 in Tolland County, by 33.3 percent in Windham County to $45,115, compared to a 29.3 percent increase to $53,935 in Connecticut and a 39.7 percent increase to $41,994 in the United States. From 2000 to 2008, median household income is projected to increase by 20.7 percent in the market area, by 26.3 percent in Hartford County, by 22.2 percent in New London County, by 23.1 percent in Tolland County, by 17.8 percent in Windham County, while increasing by 27.4 percent in Connecticut and 29.3 percent in the United States. Based on those rates of increase, by 2008, median household income is expected to be $59,328 in the market

Description of Primary Market Area (cont.)

area, $64,088 in Hartford County, $61,865 in New London County, $72,694 in Tolland County, $53,143 in Windham County, $68,740 in Connecticut, and $54,319 in the United States.

Exhibit 27 provides a summary of key housing data for the market area, Hartford, New London, Tolland and Windham Counties, Connecticut and the United States. In 1990, the market area had a rate of owner-occupancy of 66.4 percent, higher than Connecticut at 65.6 percent and higher than the United States at 64.2 percent, with Hartford County at 62.7 percent, New London County at 64.7 percent, Tolland County at 72.0 percent and Windham County at 66.6 percent. As a result, the market area supported a rate of renter-occupied housing of 33.6 percent, compared to 34.4 percent for Connecticut and 35.8 percent for the United States. In 2000, owner-occupied housing increased in all the areas to 67.8 percent, 64.2 percent, 66.7 percent, 73.5 percent, 67.4 percent, 66.8 percent and 66.2 percent in the market area, Hartford County, New London County, Tolland County, Windham County, Connecticut and the United States, respectively. Conversely, the renter-occupied rates decreased in all areas to levels of 32.2 percent, 35.8 percent, 33.3 percent, 26.5 percent, 32.6 percent, 33.2 percent and 33.8 percent in the market area, Hartford County, New London County, Tolland County, Windham County, Connecticut and the United States, respectively.

The market area’s 1990 median housing value of $141,661 was based on the four market area counties, with all counties being lower than Connecticut’s median housing value of $176,700. The 1990 average median rent of the market area was $536, which is below the median rent of all market area counties except Windham County at $488. Connecticut had a median rent of $598 and the United States had median a rent level of $374. In 2000, median housing value had decreased in the market area and Connecticut with Tolland County having the highest level of $151,600 and Windham County having the lowest at $117,200. The market area had a 2000 median housing value of $132,069 with Connecticut at $166,900 and the United States at $119,600. In contrast, median rent levels had risen from 1990 to 2000, with Tolland County continuing to have the highest level. The 2000 median rent levels were $602, $681 and $602 in the market area, Connecticut and the United States, respectively.

Description of Primary Market Area (cont.)

In 1990, the major source of employment for the market area by industry group, based on share of employment, was the services industry at 36.0 percent. The services industry was responsible for 35.7 percent of jobs in Windham County, 36.4 percent in Connecticut and 34.0 percent in the United States (reference Exhibit 28). The manufacturing industry was the second major employer in the market area at 19.8 percent and also the second leading employer at 24.8 percent in Windham County. In Connecticut, the manufacturing industry was also the second major employer with 20.5 percent but was third in the United States at 19.2 percent behind the wholesale/retail trade group. The wholesale/retail trade group was the third major overall employer in the market area at 19.0 percent and represented 18.7 percent of employment in Windham County. In Connecticut, the wholesale/retail trade group was also the third major employer, responsible for 19.6 percent and a stronger 27.5 percent in the United States. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 25.2 percent of employment in the market area, 20.8 percent of employment in Windham County, 23.5 percent of employment in Connecticut and 19.3 percent in the United States.

In 2000, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest levels of employment, respectively, for the market area and Connecticut but not the United States where the services industry, wholesale/retail trade and manufacturing industries provided the first, second and third highest levels of employment. The services industry accounted for 47.6 percent, 47.3 percent and 46.7 percent in the market area, Connecticut and the United States, respectively. The manufacturing industry provided for 14.5 percent, 14.8 percent and 14.1 percent in the same respective areas. The wholesale/retail trade group provided 14.2 percent, 14.4 percent and 15.3 percent of employment in the market area, Connecticut and the United States, respectively.

The market area’s major employers were mostly in the services sector. Some of the largest employers in the area are the University of Connecticut, Pfizer, General Dynamics Defense, Foxwood Casinos, Hallmark, area hospitals and school systems.

Description of Primary Market Area (cont.)

The unemployment rate is another key economic indicator. Exhibit 29 shows the unemployment rates in the market area, the market area counties, Connecticut and the United States in 2000 through April 2004. The market area and most of its counties have been characterized by higher unemployment rates than Connecticut but less than the United States. In 2000, the market area had an unemployment rate of 2.7 percent, compared to unemployment rates of 2.2 percent in Connecticut and 4.0 percent in the United States. The market area’s unemployment rate increased in 2001 to 3.6 percent, compared to 3.3 percent in Connecticut and a higher 4.8 percent in the United States. In 2002, the market area again increased its rate of unemployment to 4.5 percent. Connecticut also increased to 4.3 percent, and the United States increased to 5.8 percent. In 2003, all areas had increases in their unemployment rates. The market area’s unemployment rate increased to 5.8 percent, and the unemployment rates in Connecticut and the United States increased to 5.5 percent and 6.0 percent, respectively. By April 2004, the unemployment rate decreased to 5.2 percent in the market area, decreased to 5.2 percent in Connecticut and decreased to 5.4 percent in the United States.

The market area is characterized by a lower than average level of income when compared to Connecticut and a level of housing value also lower than Connecticut but higher than the United States. In addition, unemployment rates in the market area have been consistently higher than Connecticut. In both the 1990 and the 2000 Census, the market area’s strongest employment categories were the services industry, the manufacturing industry and the wholesale/retail trade industry.

Exhibit 30 provides deposit data for banks and thrifts in the market area. Savings Institute’s deposit base in the market area was $420.9 million or a 2.9 percent share of the $14.6 billion total thrift deposits but only a 1.5 percent share of the total deposits, which were $27.3 billion as of June 30, 2003. It is evident from the size of the thrift deposits and bank deposits that the market area has a strong deposit base, with Savings Institute having a minimal level of market penetration for thrift deposits and also for total deposits.

Description of Primary Market Area (cont.)

Exhibit 31 provides interest rate data for each quarter for the years 2001 through 2003 and for the first quarter of 2004. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2001 and 2002 and then a flat trend in 2003. This trend indicates some increase in One-Year Treasury Bills and 30-Year Treasury Notes in the first quarter of 2004.

SUMMARY

To summarize, the market area represents an area with slightly rising population and household trends during the 1990s and early 2000s. Such growth is projected to continue through 2008. The market area displayed a lower per capita income and lower household income than Connecticut. In 1990, the median rent level of the market area was lower than Connecticut’s median rent. By 2000, the median rent level of the market area was still lower than Connecticut’s median rent. In 1990, the market area’s median housing value was also lower than Connecticut’s but higher than in the United States, and in 2000, the market area’s median housing value was again lower than Connecticut’s median housing value but above the United States. The market area has had a modestly higher unemployment rate when compared to Connecticut. Finally, the market area is a very competitive financial institution market dominated by savings institutions and a total market deposit base for banks and thrifts in the market area that is $27.3 billion in deposits.

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the New England region and in Connecticut.

Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 233 publicly-traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 16 publicly-traded New England thrifts (“New England thrifts”) and the 2 publicly-traded thrifts in Connecticut (“Connecticut thrifts”), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between January 1, 2003, and May 21, 2004.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Savings Institute as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Savings Institute’s basic operation.

Introduction (cont.)

In as much as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Institution	State
Falmouth Bancorp, Inc.	Massachusetts
First Security Fed Financial	Illinois
GA Financial, Inc.	Pennsylvania
Warwick Community Bancorp	New York

There are no pending merger/acquisition transactions involving thrift institutions in Savings Institute’s city, county or market area, as indicated in Exhibit 35.

Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain

Mutual Holding Companies (cont.)

varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 38 publicly-traded mutual holding companies as well between those 38 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 37 presents pricing ratios and Exhibit 38 presents key financial data and ratios for the 38 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

Institution	State
AJS Bancorp Inc., MHC	Illinois
BCSB BankcorpInc., MHC	Maryland
Greater Delaware Valley, MHC	Pennsylvania
Greene County Bancorp, Inc., MHC	New York
Jacksonville Bancorp, MHC	Illinois
Mid-Southern Savings Bank, MHC	Indiana
New England Bancshares, MHC	Connecticut
Oneida Financial Corp., MHC	New York
Partners Trust Financial, MHC	New York
Rome Bancorp Inc., MHC	New York
Service Bancorp, Inc. MHC	Massachusetts
Westborough Financial Services, MHC	Massachusetts
Westfield Financial Inc., MHC	Massachusetts

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 271 publicly-traded, FDIC-insured savings institutions, including the 38 mutual holding companies, 17 are traded on the New York Stock Exchange, 18 are traded on the American Stock Exchange and 180 are traded on NASDAQ. There were an additional 48 institutions traded on the OTC Bulletin Board and 8 listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to the trading date of May 21, 2004, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to March 31, 2003.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Savings Institute, including the western, southwestern and southeastern states.

Geographic Location (cont.)

The geographic location parameter consists of Connecticut and its surrounding states of Massachusetts, Rhode Island and New York, as well as the states of Delaware, Indiana, Illinois, Kentucky, Maryland, Maine, New Hampshire, New Jersey, Ohio, Pennsylvania and West Virginia for a total of sixteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $100 million to $2.0 billion, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to Savings Institute, with assets of approximately $537 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

Exhibits 38 and 39 show the 60 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	One- to four-family loans to assets

4.	Total net loans to assets

5.	Total net loans and mortgage-backed securities to assets

6.	Borrowed funds to assets

7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Savings Institute with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Savings Institute. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to assets was 18.9 percent at March 31, 2004, and reflects Savings Institute’s share of investments modestly higher than national and regional averages. The Bank’s investments have consisted primarily of U.S. government and federal agency securities, state and municipal obligations, debt securities, equity securities and federal funds sold. For its three most recent calendar years ended December 31, 2003, Savings

Cash and Investments to Assets (cont.)

Institute’s average ratio of cash and investments to assets was a similar 17.9 percent in 2003, ranging from a high of 19.4 percent in 2002 to a low of 17.1 percent in 2001, with minimal change. It should be noted that, for the purposes of comparable group selection, Savings Institute’s $3.4 million balance of Federal Home Loan Bank stock at March 31, 2004, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

The parameter range for cash and investments is fairly broad, in spite of Savings Institute’s modestly higher balance of cash and investments, related to the general volatility of this parameter and institutions’ varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 30.0 percent or less of assets, with a midpoint of 15.0 percent.

Mortgage-Backed Securities to Assets

At March 31, 2004, Savings Institute’s ratio of mortgage-backed securities to assets was a low 3.5 percent compared to the regional average of 11.5 percent and the national average of 12.5 percent for publicly-traded thrifts. The Bank’s three most recent calendar year average is 8.0 percent, also lower than industry averages. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 25.0 percent or less of assets and a midpoint of 12.5 percent.

One- to Four-Family Loans to Assets

Savings Institute’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including construction loans, represented 42.54 percent of the Bank’s assets at March 31, 2004, which is modestly lower than the national average of 46.0 percent. The parameter for this characteristic requires any comparable group institution to have from 20.0 percent to 70.0 percent of its assets in one- to four-family loans with a midpoint of 45.0 percent.

Total Net Loans to Assets

At March 31, 2004, Savings Institute had a 73.4 percent ratio of total net loans to assets and a similar three calendar year average of 70.8 percent, both being higher than the national average of 67.6 percent and the regional average of 61.5 percent for publicly-traded thrifts. The Bank’s ratio of total net loans to assets has demonstrated a mild upward trend since 2001. The parameter for the selection of the comparable group is from 60.0 percent to 90.0 percent with a midpoint of 75.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Savings Institute.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, Savings Institute’s shares of mortgage-backed securities to assets and total net loans to assets were 3.5 percent and 73.4 percent, respectively, for a combined share of 76.9 percent. Recognizing the industry and regional ratios of 12.5 percent and 11.5 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 70.0 percent to 90.0 percent, with a midpoint of 80.0 percent.

Borrowed Funds to Assets

Savings Institute had a $72.2 million balance of borrowed funds at March 31, 2004, consisting of FHLB advances and subordinated debt, representing 13.4 percent of assets. The average ratio of borrowed funds to assets for the past three years was 10.4 percent. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds increased overall from 1997 through 2003, due to the greater competition for deposits and higher interest rates, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. In 2002 and 2003, however, lower interest rates resulted in some moderation of borrowings by financial institutions, particularly among nonpublicly-traded institutions. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

The range of borrowed funds to assets is 30.0 percent or less with a midpoint of 15.0 percent.

Equity to Assets

Savings Institute’s equity to assets ratio was 6.5 percent at March 31, 2004, and 6.6 percent at December 31, 2003, averaging 6.5 percent for the three calendar years ended December 31, 2003. After conversion, based on the midpoint value of $85.0 million and a 40 percent minority public offering of $34.0 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, Savings Institute’s equity is projected to stabilize in the

Equity to Assets (cont.)

area of 9.3 percent of assets. Based on those equity ratios, we have defined the equity ratio parameter to be 5.0 percent to 15.0 percent with a midpoint ratio of 10.0 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 39 presents five parameters identified as key indicators of Savings Institute’s earnings performance and the basis for such performance both historically and during the four quarters ended March 31, 2004. The primary performance indicator is the Bank’s core return on average assets (ROAA). The second performance indicator is the Bank’s core return on average equity (ROAE). To measure the Bank’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is the core ROAA. For the twelve months ended March 31, 2004, Savings Institute’s core ROAA was 0.84 percent based on adjusted core earnings after taxes of $4,328,000, as detailed in Item I of this Report. The Bank’s average ROAA over its most recent five calendar years of 1999 to 2003, based on net earnings, was a lower 0.59 percent, ranging from a low of 0.44 percent in 1999 to a high of 0.68 percent in 2002.

Return on Average Assets (cont.)

Considering the historical and current earnings performance of Savings Institute, the range for the ROAA parameter based on core income has been defined as 0.60 percent to a high of 1.15 percent with a midpoint of 0.88 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank’s position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

Prior to conversion, the Bank’s core ROAE for the twelve months ended March 31, 2004, was 12.80 percent based on adjusted core income. In its most recent five calendar years, the Bank’s average ROAE, based on net earnings, was a lower 8.5 percent, ranging from a low of 6.5 percent in 1999 to a high of 10.5 percent in 2002.

The parameter range for ROAE for the comparable group, based on core income, is from 3.0 percent to 15.0 percent with a midpoint of 9.0 percent.

Net Interest Margin

Savings Institute had a net interest margin of 3.80 percent for the twelve months ended March 31, 2004, representing net interest income as a percentage of average interest-earning assets. The Bank’s net interest margin in calendar years 1999 through 2003 averaged 3.95 percent, indicating a rising trend from 2000 to 2002, followed by a downward trend in 2003.

Net Interest Margin (cont.)

The parameter range for the selection of the comparable group is from a low of 2.75 percent to a high of 4.75 percent with a midpoint of 3.75 percent.

Operating Expenses to Assets

For the twelve months ended March 31, 2004, Savings Institute had a higher than average 3.29 percent ratio of operating expense to average assets. In fiscal year 2003, the Bank’s expense ratio was 3.30 percent, representing decreases from 3.38 percent in 2002, 3.67 percent in 2001, 3.70 percent in 2000 and 3.89 percent in 1999. For its five most recent calendar years ended December 31, 2003, Savings Institute’s operating expense ratio averaged 3.59 percent. It should be noted that the Bank’s operating expense ratio in 2003 was higher than the averages of 2.38 percent for all FDIC-insured savings institutions and 2.29 percent for all publicly-traded savings institutions.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 4.00 percent with a midpoint of 3.00 percent.

Noninterest Income to Assets

Compared to publicly-traded thrifts, Savings Institute has historically experienced a lower but increasing average dependence on noninterest income as a source of additional income. Savings Institute’s ratio of noninterest income to average assets was 0.82 percent in 1999, 0.88 percent in 2000, 0.84 percent in 2001, 0.72 percent in 2002 and 0.94 percent in 2003, all of which are much lower than the 1.36 percent average for publicly-traded thrift institutions for the most recent four quarters.

Noninterest Income to assets (cont.)

The range for this parameter for the selection of the comparable group is 1.75 percent of average assets or less, with a midpoint of 0.88 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Savings Institute. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Assets

Savings Institute’s ratio of nonperforming assets to assets was 0.32 percent at March 31, 2004, which was much lower than the national average of 0.73 percent for publicly-traded thrifts but higher than the 0.10 percent for New England thrifts. Consistently lower than national averages, the Bank’s ratio of nonperforming assets to total assets was 0.39 percent in 1999, 0.44 percent in 2000, 0.54 percent in 2001, 0.39 percent in 2002 and 0.31 percent in 2003, averaging 0.41 percent for its five most recent calendar years ended December 31, 2003.

The parameter range for nonperforming assets to assets has been defined as 1.00 percent of assets or less with a midpoint of 0.50 percent.

Repossessed Assets to Assets

Savings Institute had $328,000 in repossessed assets, representing 0.06 percent of assets. National and regional averages were 0.13 percent and 0.01 percent, respectively, for publicly-traded thrift institutions at March 31, 2004.

The range for the repossessed assets to total assets parameter is 0.25 percent of assets or less with a midpoint of 0.13 percent.

Loans Loss Reserves to Assets

Savings Institute had an allowance for loan losses of $2,835,000, representing a loan loss allowance to total assets ratio of 0.53 percent at March 31, 2004, which was slightly higher than its 0.52 percent ratio at December 31, 2003. For the five calendar years of 1999 to 2003, the Bank’s loan loss reserve averaged 0.64 percent of assets with a downward trend from a high of 0.69 percent in 2000 and 2001 to a low of 0.52 percent in 2003.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.20 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $151.7 million to $1.8 billion with an average asset size of $812.0 million and have an average of 10.8 offices per institution. One of the comparable group institutions was converted in 1993, one in 1995, four in 1996, one in 1998, two in 1999 and one in 2000. Nine of the ten of the comparable group institutions are traded on NASDAQ with one traded on the American Stock Exchange. The comparable group institutions as a unit have a ratio of equity to assets of 10.5 percent, which is 25.6 percent higher than all publicly-traded thrift institutions in the United States but 7.7 percent lower than publicly-traded thrift institutions in Connecticut; and for the most recent four quarters indicated a core return on average assets of 0.91 percent, lower than all publicly-traded thrifts at 1.07 percent but higher than publicly-traded Connecticut thrifts at 0.82 percent.

IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of Savings Institute to all publicly-traded thrifts, to publicly-traded thrifts in the New England region and to Connecticut thrifts, as well as to the ten institutions constituting Savings Institute’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

As presented in Exhibits 43 and 44, at March 31, 2004, Savings Institute’s total equity of 6.53 percent of assets was lower than the 10.461 percent for the comparable group, the 8.33 percent for all thrifts, the 11.33 percent for New England thrifts and the 9.45 percent ratio for Connecticut thrifts. The Bank had a 73.44 percent share of net loans in its asset mix, slightly lower than the comparable group at 74.48 percent, all thrifts at 67.63 percent, New England thrifts at 61.49 percent and Connecticut thrifts at 47.22 percent. Savings Institute’s share of net loans, higher than industry averages, is primarily the result of its slightly higher 18.85 percent share of cash and investments but significantly lower than average 3.46 percent share of mortgage-backed securities. The comparable group had a modestly lower 13.06 percent share of cash and investments and a modestly higher 6.16 percent share of mortgage-backed securities. All thrifts had 12.54 percent of assets in mortgage-backed securities and 15.38 percent in cash and investments. Savings Institute’s 79.01 percent share of deposits was higher than the comparable group, all thrifts and New England thrifts but lower than Connecticut thrifts, reflecting the Bank’s lower than average 13.43 percent ratio of borrowed funds to assets. The comparable group had deposits of 67.21 percent and borrowings of 21.09 percent. All thrifts averaged a 56.66 percent share of deposits and 33.16 percent of borrowed funds, while New England thrifts had a 69.14 percent share of deposits and a 18.57 percent share of borrowed funds. Connecticut thrifts averaged an 80.44 percent share of deposits and an 8.93 percent share of borrowed funds. Savings Institute had 0.07 percent in intangible assets at March 31, 2004, compared to 0.46 percent for the comparable group, 0.50 percent for all thrifts, 0.56 percent for New England thrifts and 0.61 percent for Connecticut thrifts.

Analysis of Financial Performance (cont.)

Operating performance indicators are summarized in Exhibits 45 and 46 and provide a synopsis of key sources of income and key expense items for Savings Institute in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 47, for the twelve months ended March 31, 2004, Savings Institute had a yield on average interest-earning assets slightly below the comparable group but higher than all thrifts, New England thrifts and Connecticut thrifts. The Bank’s yield on interest-earning assets was 5.66 percent compared to the comparable group at 5.75 percent, all thrifts at 5.09 percent, New England thrifts at 4.86 percent and Connecticut thrifts at 4.51 percent.

The Bank’s cost of funds for the twelve months ended March 31, 2004, was lower than the comparable group, all thrifts and Connecticut thrifts, but higher than Connecticut thrifts. Savings Institute had an average cost of interest-bearing liabilities of 1.93 percent compared to 2.71 percent for the comparable group, 2.40 percent for all thrifts, 2.69 percent for New England thrifts and 1.38 percent for Connecticut thrifts. The Bank’s similar yield on interest-earning assets and slightly lower interest cost resulted in a net interest spread of 3.73 percent, which was higher than the comparable group at 3.04 percent, moderately higher than all thrifts at 2.70 percent, higher than New England thrifts at 2.18 percent and Connecticut thrifts at 3.13 percent. Savings Institute generated a net interest margin of 3.80 percent for the twelve months ended March 31, 2004, based on its ratio of net interest income to average interest-earning assets, which was moderately higher than the comparable group ratio of 3.34 percent. All thrifts averaged a lower 3.07 percent net interest margin for the trailing four quarters, as did New England thrifts at 3.06 percent and Connecticut thrifts at 3.21 percent.

Savings Institute’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 46. The Bank made a $1.6 million in provision for loan losses during the twelve months ended March 31, 2004, equal to 0.31 percent of average assets. The comparable group indicated a provision representing 0.15 percent of assets, with all thrifts at 0.10 percent, New England thrifts at 0.09 percent and Connecticut thrifts at 0.01 percent.

Analysis of Financial Performance (cont.)

The Bank’s noninterest income was $4.7 million or 0.92 percent of average assets for the twelve months ended March 31, 2004, including $532,000 in gains on the sale of assets. Such a ratio of noninterest income to average assets was similar to the comparable group, which had a ratio of 1.01 percent, with all thrifts at 1.36 percent, New England thrifts at 0.56 percent and Connecticut thrifts at 0.61 percent. For the twelve months ended March 31, 2004, Savings Institute’s operating expense ratio was 3.29 percent of average assets, which was higher than the comparable group at 2.58 percent and higher than all thrifts at 2.29 percent, New England thrifts at 2.27 percent and Connecticut thrifts at 2.43 percent.

The overall impact of Savings Institute’s income and expense ratios is reflected in the Bank’s net income and return on assets. For the twelve months ended March 31, 2004, the Bank had net ROAA of 0.63 percent and core ROAA of 0.84 percent. For its most recent four quarters, the comparable group had a higher net and core ROAA of 0.95 percent and 0.91 percent, respectively. All publicly-traded thrifts averaged a higher net ROAA of 1.27 percent and a lower 1.07 percent core ROAA, with New England thrifts at a 0.79 percent core ROAA and Connecticut thrifts at a 0.82 percent core ROAA.

V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Savings Institute with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to charge-offs, the balance of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses.

As discussed earlier, the Bank’s historical business model has focused on increasing its net interest income and net income; maintaining its low ratio of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby improving its sensitivity measure and its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs. The Bank has also closely monitored its higher than average overhead expenses in the context of its active branching strategy. Although its ratio of noninterest expense to average assets has indicated a very modestly decreasing trend during the past few years, that ratio remains substantially higher than comparable group, regional and industry averages. In the future, the

Bank will focus on maintaining its higher net interest spread and net interest margin; increasing its non-interest income; increasing the amount and consistency of its net income; strengthening its lower return on assets; maintaining its lower balances of non-performing and classified assets; closely monitoring its ratio of interest sensitive assets relative to interest sensitive liabilities, and reducing its overhead expenses.

Earnings are often related to an institution’s ability to generate loans. The Bank was an active originator of both mortgage and non-mortgage loans in fiscal years 2002 and 2003 and during the three months ended March 31, 2004, with its highest volume of originations occurring in 2003, reflecting the very low interest rate environment. In 2003, the predominant component of the Bank’s one- to four-family residential mortgage loan originations was the refinancing of existing loans and consequently, its balance of such loans increased by a modest 6.1 percent or $13.1 million. Savings Institute’s overall loan growth was 14.8 percent in 2002 and 14.7 percent in 2003, with the greatest 2003 percentage increases in the categories of commercial business loans at 87.9 percent, home equity loans at 33.6 percent and commercial real estate loans at 20.0 percent. In dollars, 2003 loan increases were $3.5 million for home equity loans, $12.2 million for commercial real estate loans and $23.7 million for commercial business loans. For the three months ended March 31, 2004, total loan originations were considerably lower than in the first quarter of 2003, and annualized were also much lower than during 2003, with all real estate loans increasing $2.8 million or $11.2 million annualized, compared to $24.9 million in 2003. During the first quarter of 2004, commercial business loans increased by $3.8 million or $15.2 million annualized, compared to $23.7 million in 2003; and home equity loans increased by $1.4 million or $5.6 million annualized, compared to $3.5 million in 2003.

In 2002 and 2003, total loan originations were at $149.0 million and $207.7 million, respectively, decreasing to $27.8 million or $111.2 million annualized, during the three months ended March 31, 2004. For the three months ended March 31, 2004, real estate loans, commercial business loans and consumer loans, including home equity loans, represented 75.9 percent, 11.7 percent, and 12.4 percent, respectively, of total loan originations. In comparison, during 2003, real estate loans, commercial business loans and consumer loans represented 87.1 percent, 4.8 percent and 8.0 percent, respectively, of total loan originations, indicating a significant annualized decrease in real estate loans and increases in commercial business loans and home equity loans in the first quarter of 2004.

Total mortgage and non-mortgage loan originations were $27.8 million and loans purchased were $3.6 million in the three months ended March 31, 2004, reduced by repayments, loan sales and other adjustments of $23.5 million, resulting in an increase of $7.9 million in gross loans receivable to $397.1 million at March 31, 2004, compared to $389.2 million at December 31, 2003. In 2003, total loan originations were $207.7 million and loans purchased were $26.4 million, reduced by repayments, loan sales and other adjustments of $182.8 million, resulting in an increase of $51.3 million in gross loans receivable to $389.2 million at December 31, 2003, compared to $337.9 million at December 31, 2002.

The impact of Savings Institute’s primary lending efforts has been to generate a yield on average interest-earning assets of 5.66 percent for the twelve months ended March 31, 2004, compared to a higher 5.75 percent for the comparable group, a lower 5.21 percent for all thrifts and a lower 5.07 percent for New England thrifts. The Bank’s ratio of interest income to average assets was 5.39 percent for the twelve months ended March 31, 2004, similar to the comparable group at 5.30 percent, but higher than all thrifts at 4.65 percent and New England thrifts at 4.62 percent, reflecting the Bank’s lower balance of nonperforming assets and higher ratio of interest-earning assets.

Savings Institute’s 1.93 percent cost of interest-bearing liabilities for the twelve months ended March 31, 2004, was lower than the comparable group at 2.71 percent and New England thrifts at 2.36 percent, but modestly higher than the two Connecticut thrifts at 1.72 percent. The Bank’s resulting net interest spread of 3.74 percent for the twelve months ended March 31, 2004, was higher than the comparable group at 3.04 percent, all thrifts at 2.91 percent and New England thrifts at 2.70. The Bank’s net interest margin of 3.80 percent, based on average interest-earning assets for the twelve months ended March 31, 2004, was higher than the comparable group at 3.34 percent, all thrifts at 3.14 percent and New England thrifts at 3.19 percent.

The Bank’s ratio of noninterest income to assets was 0.92 percent, including gains, for the twelve months ended March 31, 2004, modestly lower than the comparable group at 1.01 percent, and more notably lower than all thrifts at 1.36 percent, but higher than New England thrifts at 0.56 percent. A small 10.9 percent of the Bank’s noninterest income was comprised of gains on the sale of loans and other assets.

The Bank’s operating expenses were significantly higher than the comparable group, all thrifts and New England thrifts. For the twelve months ended March 31, 2004, Savings Institute had an operating expenses to assets ratio of 3.29 percent compared to 2.58 percent for the comparable group, 2.29 percent for all thrifts and 2.27 percent for New England thrifts. Such higher operating expenses relate in a significant measure to the Bank’s larger branch network and lower $28.3 million average deposits per branch, compared to the comparable group average of $50.0 million in deposits per branch.

For the twelve months ended March 31, 2004, Savings Institute generated a lower ratio of noninterest income, a higher ratio of noninterest expenses and a higher net interest margin relative to its comparable group. The Bank’s provision for loan losses was 0.31 percent of average assets, compared to 0.15 percent for the comparable group, 0.10 percent for all thrifts and 0.09 percent for New England thrifts. The Bank’s higher provision for loan losses during the twelve months ended March 31, 2004, reflected an increase in charge-offs in 2003, an increase in the size of the loan portfolio and the increased origination of commercial business loans, which carry a higher risk of default. As a result, the Bank’s net income and core income were lower than the comparable group for the twelve months ended March 31, 2004. Based on net earnings, the Bank had a return on average assets of 0.56 percent, 0.48 percent, 0.72 percent, 0.72 percent in 2000, 2001, 2002, and 2003, respectively, and 0.63 percent for the twelve months ended March 31, 2004. For the trailing twelve months, the comparable group had a higher net ROAA of 0.95 percent, while all thrifts indicated a still higher ROAA of 1.27 percent. The Bank’s core or normalized earnings, as shown in Exhibit 7, were higher than its net earnings and resulted in a 0.84 percent core return on assets for the twelve months ended March 31, 2004. That core ROAA was also lower than the comparable group at 0.91 percent and all thrifts at 1.07 percent, but very modestly higher than New England thrifts at 0.79 percent.

Savings Institute’s earnings stream will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses, its provisions for loan losses and any charge-offs that may be required. The Bank’s noninterest income has remained generally flat from December 31, 1999, through March 31, 2004, while overhead expenses indicate a very modest decrease during that period, nevertheless remaining significantly higher than industry averages. The Bank’s net interest margin, higher than the comparable group, has been the result of its higher yield on assets and lower cost of funds. The impact of this trend has been a generally stable net interest margin with moderate fluctuation during the last four years and the three months ended March 31, 2004.

The Bank’s balance of nonperforming assets indicates a modestly decreasing trend since 2000. Savings Institute had net charge-offs of $(31,000) in 2000, $184,000 in 2001, $331,000 in 2002 and $1,981,000 in 2003, with a nominal $3,000 during the first three months of 2004.

In recognition of the foregoing earnings related factors, with consideration of Savings Institute’s current performance measures, a downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

Savings Institute’s primary market area for both retail deposits and lending consists of the Conecticut counties of Hartford, New London, Tolland and Windham. As discussed in Section II, from 1990 to 2000, this primary market area experienced a very small increase in population and a modest increase in households. That population and household growth, accompanied by lower per capita income and household income, was lower than Connecticut and the United States and modestly lower than the comparable group markets. Between 2000 and 2008, the population of Savings Institute’s market area is projected to increase at a slightly more rapid rate and the market area’s median household income is projected to increase at a slower rate than during the previous decade. In both 1990 and 2000, the median housing value in the Bank’s market area was lower than in Connecticut, higher than in the United States and, although higher in dollar value than the comparable group markets due to regional characteristics, indicate lower growth relative to the the comparable group markets. The average unemployment rate in the Bank’s primary market area was 2.3 percent in 2000, compared to 2.2 percent in Connecticut and

4.0 percent in the United States. By April, 2004, the primary market area’s unemployment rate increased to 5.2 percent, while Connecticut’s unemployment rate increased to an identical 5.2 percent and the rate in the United States increased to 5.4 percent. In April, 2004, the average unemployment of the comparable group markets was modestly lower than in the Bank’s market area.

Savings Institute’s primary market area is generally exurban with smaller towns and villages. Approximately 50 percent of the Bank’s offices and deposits are in Windham County, which indicates the lowest per capita income, median household income and housing values of its five market area counties. In the Bank’s primary market area, the services sector represented the primary source of employment in 2000, followed by the wholesale/retail and manufacturing sectors, generally consistent with both state and national proportions. The agriculture/mining and manufacturing sectors decreased modestly from 1990 to 2000.

The financial competition in Savings Institute’s primary market area, based on total deposits, is moderate, although competition is intense, with thrifts and commercial banks holding approximately equal shares of deposits. A large number of competing financial institution branches of varying sizes and characteristics operate in and around Savings Institute’s fifteen offices.

In recognition of the foregoing factors, we believe that a downward adjustment is warranted for the Bank’s primary market area relative to the comparable group.

FINANCIAL CONDITION

The financial condition of Savings Institute is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 42, 43 and 44. The Bank’s ratio of total equity to total assets was 6.53 percent at March 31, 2004, which was lower than the comparable group at 10.46 percent, all thrifts at 10.46 percent and New England thrifts at 11.33 percent. With the minority offering completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to approximately 11.18 percent, and the Bank’s pro forma equity to assets ratio will increase to approximately 8.3 percent.

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. Savings Institute had a similar 73.4 percent ratio of net loans to total assets at March 31, 2004, compared to the comparable group at 74.5 percent. All thrifts indicated a lower 67.6 percent, as did New England thrifts at 61.5 percent. The Bank’s 18.9 percent share of cash and investments was higher than the comparable group at 13.1 percent, while all thrifts were at 15.4 percent and New England thrifts were at a higher 26.2 percent. Savings Institute’s 3.5 percent ratio of mortgage-backed securities to total assets was lower than the comparable group at 6.2 percent and more significantly lower than all thrifts at 12.5 percent. The Bank’s 79.0 percent ratio of deposits to total assets was higher than the comparable group at 67.2 percent, all thrifts at 56.7 percent and New England thrifts at 69.1 percent. Savings Institute’s 13.4 percent ratio of borrowed funds to assets was lower than the comparable group at 21.1 percent, much lower than all thrifts at 34.0 percent and somewhat lower than New England thrifts at 25.4 percent.

Savings Institute had intangible assets of 0.09 percent of assets, consisting of core deposit intangibles and a small balance of mortgage servicing rights, and had repossessed real estate of 0.06 percent of assets, compared to ratios of 0.46 percent and 0.04 percent of intangible assets and real estate owned, respectively, for the comparable group. All thrifts had intangible assets of 0.50 percent and real estate owned of 0.13 percent. The financial condition of Savings Institute is positively affected by its lower $1.7 million balance of nonperforming assets or 0.32 percent of assets at March 31, 2004, compared to a higher 0.68 percent for the comparable group, 0.73 percent for all thrifts and a lower 0.10 percent for New England thrifts. Historically, the Bank’s ratio of nonperforming assets to total assets has been lower than industry averages and has decreased modestly since December 31, 2000. The Bank’s ratio of nonperforming assets to total assets was 0.46 percent, 0.55 percent, 0.41 percent and 0.33 percent at December 31, 2000, 2001, 2002, and 2003, respectively, remaining virtually constant at 0.32 percent at March 31, 2004.

The Bank had a lower 14.08 percent share of high risk real estate loans, compared to 20.94 percent for the comparable group and 21.12 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

At March 31, 2004, Savings Institute had $2,835,000 of allowances for loan losses, which represented 0.53 percent of assets and 0.71 percent of total loans. The comparable group indicated allowances equal to 0.63 percent of assets and a larger 0.91 percent of total loans. More significant, however, is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Savings Institute’s $2,835,000 of allowances for loan losses, represented 167.26 percent of nonperforming assets at March 31, 2004, compared to the comparable group’s similar 174.64 percent, with all thrifts at 183.19 percent and New England thrifts at a much higher 509.15 percent. Savings Institute’s ratio of net charge-offs to average total loans, moreover, was also a higher 0.46 percent for the twelve months ended March 31, 2004, compared to 0.14 percent for the comparable group, 0.22 percent for all thrifts and 0.06 percent for New England thrifts. This ratio reflects the Bank’s maintenance of a modestly lower average ratio of reserves to loans, and a similar ratio of reserves to nonperforming assets, notwithstanding the Bank’s larger share of higher risk loans and higher charge-offs in 2003. It should be noted, however, that the Bank’s net charge-offs of $1,981,000 in 2003, following lower net charge-offs of $331,000 in 2002, decreased sharply to $3,000 in the first three months of 2004. For the twelve months ended March 31, 2004, Savings Institute’s ratio of provision for loan losses to net charge-offs was a lower 89.96 percent, compared to the comparable group at 203.08 percent, all thrifts at 167.35 percent and New England thrifts at 151.21 percent.

Savings Institute has a minimal level of interest rate risk, evidenced by the modest decrease in its net portfolio value to assets ratio under conditions of rising interest rates. In order to minimize interest rate risk, the Bank’s strategy has been to originate and retain adjustable-rate loans as well as fixed-rate loans with maturities of fifteen years or less. Based on internal calculations, for the twelve months beginning March 31, 2004, the Bank’s net interest income is projected to decrease by 10.3 percent if interest rates increase 300 basis points; and net interest income is projected to decrease by 0.83 percent is interest rates decrease by 100 basis points. We deem such exposure to be minimal.

Compared to the comparable group, we believe that no adjustment is warranted for Savings Institute’s current financial condition.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent five calendar years, Savings Institute has been characterized by similar average rates of growth in assets, loans and deposits relative to its comparable group. The Bank’s average annual asset growth rate from 1999 to 2003, was 9.1 percent, compared to a slightly higher 9.5 percent for the comparable group, a significantly higher 14.9 percent for all thrifts, and a modestly higher 10.6 percent for New England thrifts. The Bank’s somewhat lower asset growth rate is reflective primarily of its average increase in loans during that four year period slightly offset by lower earnings. The Bank’s loan portfolio indicates an average annual increase of 12.7 percent from 1999 to 2003, compared to average growth rates of 12.2 percent for the comparable group, 12.8 percent for all thrifts and 9.5 percent for New England thrifts.

Savings Institute’s deposits indicate an average annual increase of 10.1 percent from 1999 to 2003. Annual deposit growth was from a low of 2.9 percent in 1999 to a high of 12.8 percent in 2001, compared to average growth rates of 8.7 percent for the comparable group, 11.0 percent for all thrifts and 9.3 percent for New England thrifts. Notwithstanding its modestly higher rate of deposit growth, the Bank had a lower 8.7 percent five average ratio of borrowed funds to assets, compared to the comparable group at 20.0 percent.

The Bank’s ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to continue its loan origination activity. Savings Institute’s primary market area has experienced a relatively modest increase rise in population and households between 1990 and 2000 and those increases are projected to continue at rates lower than state and national rates through 2008. The Bank’s primary market area indicates 2000 per capita income and median household income lower than Connecticut but higher than the United States. In 2000, housing values in Savings Institute’s market area were also lower than Connecticut but higher than the United States.

The Bank’s historical dependence on its current primary market area could result in lower asset growth in the future as a result of its competitive operating environment in a market area with very modest growth in population and households, projected to remain lower than state and national levels and growth in the future. Savings Institute’s internal projections indicate modest deposit growth in 2004, partially reflecting the outflow of deposits to purchase stock, followed by moderate growth in 2005 and 2006 based on increasing its market share in some new and existing branch markets. Total portfolio loans are projected to experience moderate growth in 2004, as conversion proceed are deployed in the second half of the year, with cash and investments remaining constant. Savings Institute’s competitive operating environment, together with its projected deposit growth during the next few years, combined with only moderate loan growth, should result in the continuation of similar asset, loan and deposit growth for the Bank relative to the comparable group.

Based on the foregoing factors, we have concluded that no adjustment to the Association’s pro forma value is warranted.

DIVIDEND PAYMENTS

The Corporation has not committed to pay an initial cash dividend on its common stock. The future payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. Each of the ten institutions in the comparable group paid cash dividends during the twelve months ended March 31, 2003, for an average dividend yield of 2.54 percent. The average dividend yield is 1.54 percent for Connecticut thrifts and 2.11 percent for all thrifts.

In our opinion, a downward adjustment to the pro forma market value of the Corporation is warranted related to dividend payments.

SUBSCRIPTION INTEREST

In 2003, investors’ interest in new issues was generally positive and subscription levels were consistently high, although a few issues received a less than strong reaction from the marketplace. Overall, although the reaction of IPO investors appears generally to be related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry, the smaller number of offerings appears to have concentrated greater subscription activity beyond the stronger institutions.

Savings Institute will direct its offering primarily to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $1.2 million or 3.5 percent of the stock offered to the public based on the appraised midpoint valuation. At all ranges of the offering, 2.0 percent of the shares issued to the public and to SI Bancorp, MHC will be contributed to SI Financial Group Foundation. The Association will form an ESOP, which plans to purchase 3.36 percent of the total shares issued in the current offering, including the shares issued to SI Bancorp, MHC and the charitable foundation. Additionally, the Prospectus restricts to 20,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person, and to 30,000 shares by persons and associates acting in concert.

The Association has secured the services of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for initial mutual holding company offerings, we believe that an upward adjustment is warranted for the Association’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of Sandler O’Neill. The stock of the Corporation will trade on the NASDAQ National Market and the Corporation will pursue at least two market makers for its stock.

The Bank’s total public offering is considerably smaller in size to the average market value of the comparable group. The comparable group has an average market value of $119.1 million for the stock outstanding compared to a midpoint public offering of $34.0 million for the Corporation, less the ESOP and the estimated 120,000 shares to be purchased by officers and directors, which will reduce the Corporation’s public market capitalization to approximately $30.0 million. Of the ten institutions in the comparable group, nine trade on NASDAQ and one trades on the American Stock Exchange, with those ten institutions indicating an average daily trading volume of 7,526 shares during the last four quarters.

In further examining and analyzing the market for publicly-traded thrift stocks, we compared various characteristics of the 38 mutual holding companies with the 233 stock companies. Our findings indicate that both entity types have generally similar average market capitalization, with mutual holding companies at $415 million and stock companies at $515 million; and that both entity types have a generally similar average number of shares outstanding, with mutual holding companies averaging 15.0 million shares and stock companies averaging 17.1 million shares. We find it significant, however, notwithstanding the foregoing similarities, that the average daily trading volume of mutual holding companies was 20,796 during the past twelve months, while stock companies indicated a much higher average daily volume of 76,757 shares.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual holding companies, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT

The president and chief executive officer of Savings Institute is Rheo A. Brouillard, who is also a director. Mr. Brouillard joined the Bank as president in 1995 and was appointed a director in 1995. Prior to joining Savings Institute, Mr. Brouillard was president of Danielson Federal Savings and Loan Association, Danielson, Connecticut, from 1989 to 1994 and served as executive vice president of New London Trust, the successor to Danielson Federal as the result of a merger, from 1994 to 1995. Brian J. Hull, who joined the Bank in 1997, is executive vice president and chief financial officer. Mr. Hull is also executive vice president, chief financial officer and treasurer of SI Financial Group and SI Bancorp, MHC. Prior to joining Savings Institute, Mr. Hull was senior vice president and treasurer of First Bank of West Hartford from 1989 to 1997.

During the past four years and in the first quarter of 2004, Savings Institute has been able to increase its deposit base, total assets and total equity, maintain a stable net interest margin, control nonperforming assets, classified loans and charge-offs, maintain a minimal interest rate risk position, and maintain its market share in spite of intense competition. Although the Bank’s earnings and return on assets have been below comparable group and industry averages, and its operating expenses have been higher than such averages, management is confident that its branch network is well positioned for reasonable growth and enhanced profitability.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s dependence on interest rate trends, recent volatility in the stock market and pending federal legislation related to the regulation of financial institutions. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution’s ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

Although we believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in some public offerings, in our opinion, various characteristics of the Corporation’s reorganization transaction cause us to conclude that such a discount is not warranted in the case of this particular offering. Consequently, at this time we have made no adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.	VALUATION METHODS

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as decreasing interest rates have had varying effects on individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to earnings and price to core earnings methods.

In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value”. Inasmuch as the ownership of Savings Institute will remain in the mutual holding company form, the public offering of the Corporation will be based on the sale of shares to the public aggregating 40 percent of the fully converted pro forma market value of the Corporation at each of the valuation ranges defined in this Report with 2 percent

Valuation Methods (cont.)

of the fully converted valuation being issued to the Foundation for a combined total of 42.0 percent issued to the public and to the Foundation.

It should be noted that the fewer number of shares offered to the public and the lower proceeds resulting from that offering will result in actual pricing ratios considerably higher than those determined in the fully converted valuation of the Corporation where higher proceeds are assumed; and it should be noted that such higher pricing ratios, presented in detail in the offering prospectus, are pertinent to the prospective minority shareholders and their evaluation of the offering.

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s earnings performance, market area, dividends and liquidity of the stock. No adjustments were made for the Bank’s financial condition, asset, loan and deposit growth, subscription interest, management and marketing of the issue.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

Price to Book Value Method (cont.)

It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution. As noted previously, however, in the case of an initial mutual holding company minority offering where a majority of the shares will not be held by the public, the application of the prescribed formulary computation to the sale of all the shares based on the full valuation of the institution necessarily returns a higher book value per share and a lower price to book value ratio than is reflective of the actual number of shares to be owned by the public and the proceeds generated by such a smaller offering. In most instances, nevertheless, such a value remains below current comparable market values.

Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 135.32 percent and 122.18 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 92.58 percent (Lincoln Bancorp) to a high of 217.96 percent (Ocean First Financial). The comparable group had modestly higher average and median price to tangible book value ratios of 141.16 percent and 131.66 percent, respectively, with the range of 95.15 percent to a higher 220.29 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed from a low of 109.77 percent to a high of 165.78 percent; and the comparable group’s price to tangible book value range also narrowed from a low of 109.77 percent to a high of 175.29.

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 75.60 percent and a price to tangible book value ratio of 75.11 percent at the midpoint. The price to book value ratio increases from 71.71 percent at the minimum to 81.68 percent at the super maximum, while the price to tangible book value ratio increases from 71.22 percent at the minimum to 81.27 percent at the super maximum. The price to book value ratio increases to 75.62 percent without recognition of the 2.0 percent foundation and is a higher $88.0 million value at the midpoint.

Price to Book Value Method (cont.)

The Corporation’s pro forma price to book value and price to tangible book value ratios of 71.71 percent and 71.22 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 49, are influenced by the Bank’s capitalization and local market, as well as subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 9.44 percent compared to 10.46 percent for the comparable group. Based on the price to book value ratio and the Bank’s total equity of $35,079,000 at March 31, 2004, the indicated fully converted pro forma market value of the Corporation using this approach is $85,105,626 at the midpoint (reference Exhibit 49).

PRICE TO EARNINGS METHOD

The foundation of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Savings Institute’s after tax net earnings for the twelve months ended March 31, 2004, were $3,392,000, and the Bank’s core earnings for that period were a larger $4,328,000, based on the adjustment shown in Exhibit 7. To determine the pro forma market value of the Corporation by using the price to earnings method, we applied the core earnings base of $4,328,000.

In determining the price to core earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 15.76, while the median was 14.94. The average price to net earnings multiple was a similar 15.11 and the median multiple was 14.79. The comparable group’s price to core earnings multiple was lower than the 16.14 average multiple for all publicly-traded, FDIC-insured thrifts but higher than their median of 13.65. The range in the price to core earnings multiple for the comparable group was from a low of 11.68 (LSB Financial Corp.) to a high of 23.12 (Berkshire Hills Bancorp, Inc.).

Price to Earning Method (cont.)

The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 12.59 to a high of 19.02 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

Consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a fully converted price to core earnings multiple of 18.89 at the midpoint, based on Savings Institute’s core earnings of $4,328,000 for twelve months ended March 31, 2004.

Based on the Bank’s core earnings base of $4,328,000 (reference Exhibit 49), the fully converted pro forma market value of the Corporation using the price to earnings method is $84,926,792 at the midpoint.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Further, once again as previously noted, the prescribed formulary computation of fully converted pro forma value does not recognize the lower pro forma asset base resulting from small offering proceeds.

Exhibit 50 indicates that the average price to assets ratio for the comparable group was 13.71 percent and the median was 13.97 percent. The range in the price to assets ratios for the comparable group varied from a low of 9.75 percent (LSB Financial Corp.) to a high of 16.97

Price to Assets Method (cont.)

percent (Ocean First Financial Corp.). The range narrows modestly with the elimination of the two extremes in the group to a low of 10.89 percent and a high of 16.32 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 13.87 percent at the midpoint, which ranges from a low of 11.99 percent at the minimum to 17.59 percent at the super maximum.

Based on the Bank’s March 31, 2004, asset base of $537,410,000, the indicated pro forma market value of the Corporation using the price to assets method is $85,235,027 at the midpoint (reference Exhibit 49).

VALUATION CONCLUSION

Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches. At the midpoint value, the fully converted price to book value ratio of 75.60 percent for the Corporation represents a discount of 44.13 percent relative to the comparable group and decreases to 39.64 percent at the super maximum. As presented Exhibits 51 through 54 of this Report and as further detailed in the offering prospectus, however, recognizing the lower actual proceeds to be realized by the offering to the public of only 40 percent of the pro forma fully converted shares, the Corporation’s pro forma book value and pro forma book value per share will be significantly lower and its corresponding price to book value ratio will be higher at the offering price of $10.00 per share. Specifically, the sale to the public of 40 percent of the shares, with 2 percent issued to the Foundation and the remaining 58 percent of the shares retained by the Corporation, results in a price to book value ratio of 122.70 percent, 134.59 percent, 144.93 percent and 155.28 percent at the minimum, midpoint, maximum and adjusted maximum of the actual offering range, respectively. Those ratios represent discounts at the minimum and midpoint and premiums at the maximum and adjusted maximum relative

Valuation Conclusion (cont.)

to the average of the comparable group of 9.31 percent and 0.53 percent for the discounts and 7.10 percent and 14.75 percent for the premiums at the minimum, midpoint, maximum and adjusted maximum of the actual offering range, respectively.

The price to core earnings multiple of 18.89 for the Corporation at the midpoint value indicates a premium of 19.87 percent, increasing to a premium of 56.54 percent at the super maximum. The price to assets ratio at the midpoint represents a premium of 1.21 percent, increasing to a premium of 28.31 percent at the super maximum.

It is our opinion that as of May 21, 2004, the fully converted pro forma market value of the Corporation, is $85,000,000 at the midpoint, representing 8,500,000 shares at $10.00 per share. The fully converted pro forma valuation range of the Corporation is from a minimum of $72,250,000 or 7,225,000 shares at $10.00 per share to a maximum of $97,750,000 or 9,775,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $112,412,500 or 11,241,250 shares at $10.00 per share (reference Exhibits 51 to 54).

The fully converted pro forma appraised value of SI Financial Group, Inc. as of May 21, 2004, is $85,000,000 at the midpoint.

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